Exhibit 10.5
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), originally effective as of January 3, 2007, is amended and restated on December 23, 2008, by and between CompuCredit Corporation, a Georgia corporation (“CompuCredit”), and Krishnakumar Srinivasan, an individual resident of the State of Georgia (“Employee”).  This Agreement amends, restates and supersedes the employment agreement between the Company and the Employee that became effective as of the Effective Date (the “Previous Employment Agreement”).

WITNESSETH:

WHEREAS, in consideration of, among other things, CompuCredit’s appointment of Employee to the position of President (Credit Cards), Employee agreed to devote his full working time to the business efforts of CompuCredit; and

WHEREAS, the parties amended and restated all prior employment agreements or arrangements, in their entirety to set forth the terms and conditions of Employee’s continued employment with CompuCredit into the Previous Employment Agreement, effective as of January 3, 2007; and

WHEREAS, the Company and the Executive now desire to amend and restate the Previous Employment Agreement to reflect the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder.

NOW, THEREFORE, for and in consideration of the Employee’s employment with CompuCredit and the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CompuCredit and Employee hereby agree as follows:

1. Relationship Re-established.  Upon the terms and subject to the conditions of this Agreement, CompuCredit hereby employs Employee to serve as the President (Credit Cards), and, as such, Employee shall manage the Credit Card Line of Business and be the primary executive within CompuCredit responsible for the profitability and management of the Credit Card Line of Business and shall have such other executive level powers and duties as shall be otherwise conferred on him by CompuCredit’s Board of Directors or Chief Executive Officer consistent with those generally associated with that position (collectively, the “Services”).  For the purpose of this Agreement, “Credit Card Line of Business” shall mean CompuCredit’s commercial enterprise of extending unsecured revolving loans to customers.  Employee shall perform the Services at the direction of CompuCredit’s Chief Executive Officer.  Employee hereby agrees to devote 100% of his business time, attention, energy and skill exclusively to performing his obligations and duties hereunder and to engage in no business activities other than the performance of his obligations and duties hereunder, except for those specific activities as the Chief Executive Officer or Board of Directors of CompuCredit shall approve in advance in writing; provided, however, that nothing herein contained shall restrict or prevent Employee from personally and for his own account owning and dealing in stocks, bonds, securities, real estate, commodities, or other investment properties for his own benefit or the benefit of his family.  Further, nothing herein contained shall restrict or prevent Employee from serving on the Board of Directors of a non-profit entity or any entity that the Chief Executive Officer approves of in writing.  Employee shall perform his obligations and duties hereunder diligently, faithfully and to the best of his abilities and, in doing so, shall comply with applicable CompuCredit policies and procedures.  If there is any conflict between such policies and procedures and this Agreement, this Agreement shall control.

2. Term; Termination.

2.1 Term of Employment.  The term of Employee’s employment under this Agreement commenced on January 1, 2007 and shall continue for an initial term (the “Initial Term”) of five years from that date, unless sooner terminated in accordance with Section 2.2.  Upon expiration of the Initial Term, Employee’s term of employment shall be automatically extended month by month upon the same terms and conditions contained herein until terminated in accordance with Section 2.2.  The period of time Employee is employed by CompuCredit shall be collectively referred to as the “Term.”

2.2 Termination of Employment.

(a) This Agreement shall automatically and immediately terminate upon the death of Employee.

(b) Either party may terminate this Agreement upon the Complete Disability of Employee. "Complete Disability", as used herein, shall mean the inability of Employee by reason of any physical or mental impairment to perform fully and effectively, as determined in the reasonable judgment of a competent physician selected in good faith by CompuCredit, the Services on a full time basis for an aggregate of 90 days in any period of 180 consecutive days.

(c) In addition to any other rights or remedies available to CompuCredit, CompuCredit may, in its sole discretion, terminate Employee’s employment for Cause effective immediately upon delivery of written notice to Employee.  In this Agreement, “Cause” means the reasonable, good faith determination of a majority of the members of CompuCredit’s Board of Directors that:

(i) (A)  Employee has committed an act constituting fraud, deceit or intentional material misrepresentation with respect to CompuCredit or any client, customer or supplier of CompuCredit; (B) Employee has embezzled funds or assets from CompuCredit or any client or customer of CompuCredit; (C) Employee has engaged in willful misconduct or gross negligence in the performance of the Services; (D) Employee has failed to comply in a material way with any of the terms of Section 1 or Section 9 hereof;

(ii) Employee has breached or defaulted in the performance of any other material provision of this Agreement and has not cured such breach or default to CompuCredit’s reasonable satisfaction within thirty (30) days after receiving notice thereof; or

(iii) Employee’s conduct is materially detrimental to the reputation of CompuCredit which Employee has not cured (if such conduct is curable in Employer’s reasonable opinion) to CompuCredit’s reasonable satisfaction within ten (10) days after receiving notice thereof.

(d) In addition to any other rights or remedies available to Employee, Employee may, in his sole discretion, terminate Employee’s employment for Good Reason effective immediately upon delivery of written notice to CompuCredit.  In this Agreement, “Good Reason” shall mean the occurrence of any one of the following events:

(i) Employee’s status or role within CompuCredit is demoted in any of the following ways:

(A) a material diminution in the scope and nature of Employee’s duties and responsibilities or the assignment of duties and responsibilities inconsistent with those generally associated with the position of primary executive of the Credit Card Line of Business;

(B) Employee no longer reports directly to the Chief Executive Officer or President of CompuCredit; or

(C) a reduction by CompuCredit of Employee’s base annual salary, incentive compensation opportunity or a material reduction of Employee’s benefits (taken as a whole) as in effect immediately prior to such reduction except as part of a general reduction of compensation of the senior management of CompuCredit based upon CompuCredit’s financial performance.

(ii) the failure of a successor of CompuCredit to assume in writing this Agreement contemporaneously to becoming a successor of CompuCredit;

(iii) CompuCredit has materially breached or defaulted in the performance of any material provision of this Agreement and has not cured such breach or default to Employee’s reasonable satisfaction within thirty (30) days after receiving notice thereof; or

(iv) CompuCredit or its successor transfers Employee to a location more than 50 miles outside the Atlanta, Georgia city limits.

(e) The date on which Employee’s employment expires or terminates for any reason is referred to herein as the “Termination Date.”

3. Compensation.

(a) During the Term, CompuCredit shall pay Employee as compensation for the Services an annual salary of $700,000.  Such compensation shall be payable in substantially equal bi-weekly installments or in such other installments or at such other intervals as may be the policy of CompuCredit from time to time, but no less frequently than monthly, and shall be subject to such deductions and withholdings as are required by law or policies of CompuCredit in effect from time to time.

(b) Executive’s target bonus for each fiscal year during the Initial Term will be as follows:

2007	$1,850,000
2008	$2,150,000
2009	$2,400,000
2010	$2,800,000
2011	$3,200,000

Prior to March 15 of each fiscal year of CompuCredit during the Initial Term, CompuCredit and Executive will agree upon performance goals for Executive’s target bonus for such fiscal year, although all performance goals shall be subject to approval by the Committee (as defined in CompuCredit’s 2004 Restricted Stock Plan or the successor thereto (the “Stock Plan”)).  Based upon the achievement of the performance goals, Executive may earn all, part or none of the target bonus.  Subject to Section 11, any bonus that is earned shall be paid in shares of Restricted Stock (as defined in the Stock Plan).  The number of shares of Restricted Stock paid shall be determined as soon as practicable following the filing of CompuCredit’s Form 10-K with the Securities and Exchange Commission for the relevant fiscal year and shall be based upon the Fair Market Value (as defined in the Stock Plan) of CompuCredit’s common stock at the end of the fiscal year.  Shares of Restricted Stock shall be deemed “awarded” as of the first day of the year following a fiscal year with respect to which they are earned even though the precise number may not be determinable at that time.  Subject to the provisions of Sections 3(c) to (f) and 11, any Restricted Stock that is awarded shall vest on March 15, 2012, provided that Executive has from the date hereof until March 15, 2012 remained in the full-time employment of CompuCredit.  In the event that Executive has not remained in the full-time employment of CompuCredit until March 15, 2012, the Restricted Stock (or any substitute therefor) shall not vest and shall be forfeited, except as otherwise provided herein.  Each grant of Restricted Stock shall be evidenced by a written agreement in CompuCredit’s customary form, modified as necessary to reflect the provisions of this Agreement.  The actual bonus award will be determined as the product of target bonus specified above multiplied by the ratio of CompuCredit’s credit card line of business actual financial performance divided by the agreed upon performance goal (the “Ratio”).  For each fiscal year, the Ratio must be a minimum of 70% in order for the Employee to receive a bonus for such fiscal year.  The Ratio shall be capped at 100%.

(c) Notwithstanding anything to the contrary herein, if Employee’s employment is terminated by CompuCredit for Cause or by Employee without Good Reason (except in the case of death or Complete Disability of Employee), CompuCredit shall be released of its obligation to pay further compensation or benefits to Employee as set forth in this Agreement and any Restricted Stock or restricted stock units that have not vested shall be forfeited and not vest; provided, however, that Employee shall be entitled to receive any salary already earned under Section 3(a) as set forth above.

(d) Notwithstanding anything to the contrary herein, if Employee’s employment terminates as a result of the Complete Disability of Employee, CompuCredit shall be released of its obligation to pay further compensation or benefits to Employee as set forth in this Agreement and any Restricted Stock or restricted stock units that have not yet been awarded shall be forfeited and not vest; provided, however, that Employee shall be deemed to be One Hundred Percent (100%) vested in all Restricted Stock or restricted stock units that have been awarded prior to the commencement of the Complete Disability of Employee, provided, further, subject to Section 21 below, that Employee shall be entitled to receive his salary under Section 3(a) above for a period of three (3) months following the determination of Complete Disability of the Employee payable in substantially equal bi-weekly installments or in such other installments or other intervals as may be the policy of CompuCredit on the Termination Date, but no less frequently than monthly, as set forth above.

(e) Notwithstanding anything to the contrary herein, if Employee’s employment terminates as a result of the death of Employee, CompuCredit shall be released of its obligation to pay further compensation or benefits to Employee as set forth in this Agreement and any Restricted Stock or restricted stock units that have not yet been awarded shall be forfeited and not vest; provided, however, that Employee shall be deemed to be One Hundred Percent (100%) vested in all Restricted Stock and restricted stock units that have been awarded prior to the death of Employee, provided, further, that Employee’s estate shall be entitled to receive any salary already earned under Section 3(a) as set forth above.

(f) Notwithstanding anything to the contrary herein, if CompuCredit terminates Employee’s employment for any reason other than for Cause or if Employee terminates this Agreement or resigns for Good Reason, subject to Section 21 below, Employee shall be entitled to receive (i) his then current base salary for the lesser of the remainder of the Initial Term or twenty-four (24) months from the Termination Date payable during such time in substantially equal bi-weekly installments or in such other installments or other intervals as may be the policy of CompuCredit on the Termination Date, but no less frequently than monthly, and (ii) Restricted Stock/restricted stock units prorated for the period served for that calendar year in which such termination occurs within thirty (30) days of the Termination Date.  The Employee shall not be obligated in any way to mitigate CompuCredit’s obligations to him under this Section and any amounts earned by Employee subsequent to his termination of employment shall not serve as an offset to the severance payments due him by CompuCredit under this Section.  Further, Employee shall be deemed to be One Hundred Percent (100%) vested in all Restricted Stock and restricted stock units previously awarded to Executive; provided, however, that any Restricted Stock or restricted stock units that have not yet been granted as of the Termination Date shall be forfeited and not vest, except as provided in the first sentence of this Section 3(f).  Payments under this Section are in addition to and not in lieu of any benefits under the other benefit programs of CompuCredit.  Without limiting the foregoing, to the extent permitted by law, CompuCredit shall continue the medical, disability and life insurance benefits which Executive was receiving at the time of termination monthly for a period of twenty-four (24) months after the Termination Date or, if earlier, until Employee has commenced employment elsewhere and becomes eligible for participation in the medical, disability and life insurance programs, if any, of his successor employer.  Coverage under CompuCredit’s medical, disability and life insurance programs shall cease with respect to each such program as Employee becomes eligible for the medical, disability and life insurance programs, if any, of his successor employer.  CompuCredit shall thereafter have no other obligation or liability to Employee under this Agreement.

4. Vacation.  During the Term of this Agreement, Employee shall be entitled to such number of weeks of paid vacation in each calendar year of the Term as is provided in, and in accordance with, CompuCredit’s policies in effect from time to time for management employees, but no less than 5 weeks per calendar year.

5. Benefits.  During the Term of this Agreement, Employee and, as applicable, Employee’s family, shall also have the right to participate in any employee benefit plans or other fringe benefits adopted by CompuCredit for its officers and/or other key management employees or as a part of CompuCredit’s regular compensation structure for its employees, including plans (to the extent offered) providing group hospitalization, medical, dental, accidental death and disability and long-term disability income replacement insurance benefits and any retirement income, capital accumulation, deferred compensation and incentive compensation plans, but only if and to the extent provided from time to time in such executive benefits plans and for so long as CompuCredit provides or offers such benefit plans.  Notwithstanding the foregoing, the Employee acknowledges that the Restricted Stock that may be granted pursuant to Section 3 hereof, if actually granted, is in lieu of any options or other equity-based compensation for which Employee may otherwise be eligible between January 1, 2007 and December 31, 2011.

6. Reimbursement for Expenses.  CompuCredit shall reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in connection with the performance of the Services hereunder for travel, entertainment and other miscellaneous expenses to the extent such expenses are consistent with CompuCredit’s reimbursement policy as the same shall be in effect from time to time.  Reimbursement shall be made only against an itemized list of such expenses submitted to CompuCredit by Employee within thirty (30) days after being incurred, and, to the extent requested by CompuCredit, receipts and invoices evidencing such expenses.  In no event shall any such reimbursement be made later than thirty (30) days after the period for submitting such itemized list expires.

7. Confidentiality.

(a) Proprietary Information.  Employee acknowledges that as an employee of CompuCredit, he may from time to time have access to and be provided with trade secrets (as defined under applicable law), and other confidential, secret and proprietary information including without limitation, financial statements or information, technical or nontechnical data, formulae, compilations, programs, methods, data, financial plans, models, product plans, marketing or sales strategies, portfolio information, or lists of actual or potential borrowers, loan program participants or other customers not generally available to the public concerning any aspect of the products, services or businesses of CompuCredit, its affiliates, or its and their officers, directors, employees, advisers, agents or other personnel (collectively, “Proprietary Information”).  Employee agrees that he will not, directly or indirectly, disclose, publish, disseminate or use any Proprietary Information except in connection with the performance of the Services.  If disclosure of any Proprietary Information is required by law, a court or agency of the government, then Employee may make such disclosure after providing CompuCredit with reasonable notice, to the extent that providing such notice to CompuCredit is legally permissible, so that CompuCredit may seek protective relief.

(b) Notwithstanding the provisions of Section 7(a) above, the following shall not be considered to be Proprietary Information: (i) any information that was in the public domain through no fault or act of Employee prior to the disclosure thereof to Employee; (ii) any information that came to Employee during any employment prior to that with CompuCredit; (iii) any information that comes into the public domain through no fault or act of Employee; and (iv) any confidential business information that is not a trade secret on and after the three (3) year anniversary of the Termination Date; provided, however, that the limited duration of the confidentiality obligation with regard to Proprietary Information not constituting a trade secret shall not operate or be construed as affording Employee any right or license thereafter to use Proprietary Information, or as a waiver by CompuCredit of the rights and benefits otherwise available to CompuCredit under the laws governing the protection and enforceability of patents, trade secrets and other intellectual property.

(c) Return of Materials.  On or before the Termination Date, or when otherwise requested by CompuCredit, Employee will deliver promptly to CompuCredit all Proprietary Information and all other files, customer lists, management reports, drawings, memoranda, forms, financial data and reports and other materials or documents and equipment provided to, or obtained or created by Employee in connection with the Services (including all copies of the foregoing, and including all notes, records and other materials of or relating to CompuCredit or its customers) in his possession or control and shall destroy all other Proprietary Information in his possession.

8. Transfer and Assignment to CompuCredit.

(a) To the greatest extent possible, any Work Product will be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and owned exclusively by CompuCredit.  In this Agreement, “Work Product” means work product, property, data, documentation, “know-how,” concepts, plans, inventions, improvements, techniques, processes or information of any kind, prepared, conceived, discovered, developed or created by Employee while employed by CompuCredit Employee hereby unconditionally and irrevocably transfers and assigns to CompuCredit all right, title and interest Employee has or will have, by operation of law or otherwise, in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks, trade secrets and other intellectual property rights Employee agrees to execute and deliver to CompuCredit any transfers or other instruments which CompuCredit may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all rights therein, exclusively in CompuCredit.

(b) Power of Attorney.  Employee hereby irrevocably constitutes and appoints CompuCredit as his agent and attorney-in-fact, with full power of substitution, in the name, place and stead of Employee, to execute and deliver any and all assignments or other instruments described in Section 8(a) above that Employee fails or refuses promptly to execute and deliver.  The foregoing power and agency are coupled with an interest and are irrevocable.

9. Covenant Against Competition.

(a) Employee acknowledges that the Proprietary Information that he has acquired and will acquire, prior to and during the Term, includes and will include information that could be used by Employee on behalf of a Competitor (as hereinafter defined), its affiliates or others to the substantial detriment of CompuCredit.  Moreover, the parties recognize that Employee during the course of his employment with CompuCredit will develop important relationships with customers, suppliers and others having valuable business relationships with CompuCredit.  In view of the foregoing, Employee acknowledges and agrees that the restrictive covenants contained in this Agreement are reasonably necessary to protect CompuCredit’s legitimate business interests and goodwill.

(b) Definitions.

(i) “Competitive Position” - (A) the direct or indirect equity ownership (excluding ownership of less than 2% of the equity of an entity listed on a national U.S. exchange) or control of all or any portion of a “Competitor” (as hereinafter defined), or (B) any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between Employee and any Competitor.

(ii) “Competitor” - Any entity that provides services substantially similar to the Company Services and the revenues and assets from which represent more than 20% of the revenues or assets of such entity.

(iii) “Customers” - All persons within the Territory during the one-year period prior to the Termination Date (A) to whom Employee offered or sold any of CompuCredit’s products or services (including, without limitation, any opportunity to participate in any loan program established by CompuCredit), (B) to whom were offered or sold any of CompuCredit’s products or services or about whom Employee had Proprietary Information, (C) who were approached by CompuCredit with regard to a product, or (D) who were identified as potential customers by CompuCredit’s models or processes.

(iv) “Company Services” - (A) purchasing, holding, and selling credit card or auto, micro or home equity loans (purchased, held or sold by CompuCredit), or portfolios thereof, or both, (B) providing credit card or auto, micro or home equity loan servicing services or (C) engaging in the business of making credit card or auto, micro or home equity loans to consumers.

(v) “Territory” - The United States, which is the territory within which customers and accounts of CompuCredit will be located and where Employee will provide Services during the term of his employment under this Agreement.

(c) Covenants of Employee.  In consideration of Employee’s employment by CompuCredit upon the terms and conditions of this Agreement, and based on and subject to the provisions set forth in Section 9(a) above, Employee agrees that, during the Term and for a period of one (1) year from and after the termination of Employee’s employment hereunder by CompuCredit for Cause or by the Employee without Good Reason, Employee will not, without the prior written consent of CompuCredit, directly or indirectly for or on behalf of any person other than CompuCredit, as principal, agent or otherwise:

(i) take any action in furtherance of a Competitive Position; or

(ii) solicit Customers for the purpose of providing services competitive with any of the Company Services; or

(iii) solicit or induce (or attempt to do so) to leave employment with CompuCredit anyone who is or was, during the last year of Employee’s relationship with CompuCredit, an employee of CompuCredit or an affiliated entity.

(d) Employee hereby represents and warrants to CompuCredit that he is not now a party to any agreement, court order, decree or other restriction that restricts him from using or disclosing to any party any information deemed to be proprietary or confidential or deemed to be a trade secret, of which in any way restricts Employee from engaging in or rendering any of the Services.

10. Restrictions Upon Sale of Shares.  In further consideration of the terms of employment granted herein by CompuCredit to Employee, Employee hereby agrees that in selling any CompuCredit shares of common stock during the Term, he will advise CompuCredit in advance of such sales and will use reasonable efforts to effect such sales so as to minimize any adverse consequences to transactions proposed by CompuCredit that involve its common stock.

11. Certain Covenants If CompuCredit Goes Private or There is a Change of Control or Diminution of Book Value.

(a) If at any time prior to March 15, 2012, CompuCredit becomes a “private” company (which, for purposes hereof, means a company whose shares of common stock are no longer traded on a national securities exchange and /or are owned beneficially by not more than 100 shareholders) while still being controlled by a “permitted owner” as defined below (any such occurrence, a “Going-private Transaction”), then (i) one-half of the shares of Restricted Stock that had been awarded prior to the Going-private Transaction shall immediately vest and shall correspondingly be sold as part of the Going-private Transaction, and (ii) the remaining one-half of the shares of Restricted Stock that had been awarded prior to the Going-private Transaction shall be converted into “restricted stock units” on the basis of one unit per share of Restricted Stock.  Provided that Executive has from the date hereof until March 15, 2012 remained in full-time employment of CompuCredit, these restricted stock units shall vest on March 15, 2012, at which time CompuCredit immediately shall redeem the restricted stock units based upon their fair market value as of the end of fiscal year 2011.  In addition, notwithstanding the provisions of Section 3(b), any bonuses that are earned subsequent to a Going-private Transaction shall be paid in restricted stock units rather than Restricted Stock.

(b) If at any time during the Initial Term a “change in control” of CompuCredit occurs, any Restricted Stock and restricted stock units that prior thereto had been awarded shall immediately vest and be redeemed by CompuCredit immediately and any future bonuses provided for in Section 3(b) shall be paid in cash rather than in shares of Restricted Stock.  For these purposes, a “change in control” shall mean the cumulative sale of more than 60% of the credit card portfolio (measured by number of accounts or dollar receivables) to any entity, for any purpose other than for securitization purposes, in any consecutive 12 month period or the acquisition of 50% or more of the “beneficial ownership” of the voting equity securities of CompuCredit (on a fully diluted as-converted basis) by any person or “group” (with the terms “beneficial ownership” and “group” having the meanings given to them for purposes of Schedule 13D under the Securities Exchange Act of 1934, as amended) other than (i) Frank J. Hanna, III, David G. Hanna, their spouses, their descendants and the spouses of their descendants, (ii) trusts and other entities established generally for the benefit of Frank J. Hanna, III, David G. Hanna, their spouses, their descendants and the spouses of their descendants, and/or (iii) charitable trusts, foundations or similar entities established by any of the foregoing.

(c) For the purposes of Section 11(a) and 11(b), the fair market value of the restricted stock units shall be computed by applying price-to-book ratio implicit in the Going-private Transaction to the book value of CompuCredit for the fiscal year for which the bonus is being computed and, in the case of redemption in 2012, for fiscal year 2011, but in no event shall the fair market value on redemption be less than the amount of the bonuses that generated the restricted stock units.  To the extent that any payment to redeem the restricted stock units on a Going-private Transaction or in connection with a “change in control” would not be permitted to be paid under Section 409A of the Code at the times set forth in Section 11(a) and 11(b) above, the portion of the payment for the restricted stock units that may not be made at such time shall instead be made on March 15, 2012.

12. Indemnification.  In the event that the Employee is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a “claim” by reason of (or arising in part out of) an “indemnifiable event,” CompuCredit shall indemnify Employee to the full extent authorized or permitted by law as soon as practicable after written demand is presented to CompuCredit, against any and all “expenses,” judgments, fines, penalties, and amounts paid in settlement (including interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines or settlement) of such claim, provided that CompuCredit shall be obligated to indemnify only for settlements that it has approved in advance, which approval shall not be unreasonably withheld.  For these purposes, (i) a “claim” shall include any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by or in the right of CompuCredit or any other party, which Employee believes in good faith might lead to the institution of any such action, suit or proceeding, whether civil, administrative, investigative or other, arising in connection with an indemnifiable event, (ii) “expenses” includes attorneys’ fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including an appeal), or preparing to defend, be a witness in or participate in any claim relating to an indemnifiable event, provided that any attorney representing Employee shall cooperate fully with CompuCredit and its attorneys in order to minimize the duplication of expenses; and (iii) an “indemnifiable event” means any event or occurrence related to the fact the Employee is or was an executive officer of CompuCredit, or is or was serving at the request of CompuCredit as a director, officer, or trustee of another corporation, trust or other enterprise, or by anything done or not done by Employee in such capacity.  Any payment to be made hereunder shall be paid as soon as administratively practicable but in no event later than the end of the year following the year in which occurs the settlement or other event for which such indemnification is to be provided.

13. Interpretation; Severability.  All rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable.  It is understood and agreed that the provisions hereof are severable; if such provisions shall be deemed invalid or unenforceable as to any period of time, territory, or business activity, such provisions shall be deemed limited to the extent necessary to render it valid and enforceable, and the unenforceability of any provisions hereof shall not in any event cause any other provision hereof to be unenforceable.  No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

14. Relief.  In the event of any threatened or actual breach of the provisions of this Agreement by either party, the other party shall be entitled to injunctive relief in addition to any other remedies it may have at law or in equity.

15. Nonwaiver.  Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by or on behalf of both parties.

16. Notices.  Any notice or other communication required or permitted hereunder shall be deemed sufficiently given if delivered by hand or sent by registered or certified mail, return receipt requested, postage and fees prepaid, addressed to the party to be notified as follows:

(a) If to CompuCredit:                          CompuCredit Corporation
245 Perimeter Center Parkway, Suite 600
Atlanta, GA 30346
Attn:  David G. Hanna

(b) If to Employee:                                Krishnakumar Srinivasan

or in each case to such other address as either party may from time to time designate in writing to the other.  Such notice or communication shall be deemed to have been given as of the date so delivered or five (5) days after the date so mailed.

17. Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

18. Entire Agreement; Amendment.  This Agreement contains the sole and entire agreement between the parties hereto with respect to CompuCredit’s employment of Employee and supersedes all prior discussions and agreements between the parties relating to such employment, and any such prior agreements shall, from and after the date hereof, be null and void.  Employee is a sophisticated business person and has received such documents and other information as he has deemed necessary to make his own independent judgment as to the merits of this Agreement and the remuneration that he will receive as a result hereof; further, it is hereby agreed by Employee that neither CompuCredit nor any affiliated entities have made any representation to Employee other than those specifically set forth in this Agreement.  This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.  Furthermore, if any portion of this Agreement conflicts with any future agreement signed between CompuCredit and Employee, this Agreement shall control unless such future agreement clearly specifies that it is intended to supercede all or a specific provision of this Agreement.

19. Parties Benefited.  This Agreement shall inure to the benefit of, and be binding upon Employee, CompuCredit, and their respective heirs, legal representatives, successors and assigns; provided that, as to Employee, this is a personal service contract and Employee may not assign this Agreement or any part hereof.

20. Tax Consequences.  CompuCredit shall have no obligation to Employee with respect to any tax obligation Employee incurs as a result of or attributable to this Agreement, including all supplemental agreements and employee benefit plans, if any, in which Employee may hereafter participate, or arising from any payments made or to be made hereunder or thereunder.

21. Counterparts.  This Agreement may be executed in counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute one and the same agreement.

22. Nonqualified Deferred Compensation Omnibus Provision.  It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code shall be paid and provided in a manner, and at such time, including without limitation, payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Section 409A (e.g., death, disability, separation from service from CompuCredit and its affiliates as defined for purposes of Section 409A of the Internal Revenue Code), and in such form, as complies with the applicable requirements of Section 409A of the Internal Revenue Code to avoid the unfavorable tax consequences provided therein for non-compliance.  In connection with effecting such compliance with Section 409A of the Internal Revenue Code, the following shall apply:

(a)           Neither Employee nor CompuCredit shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Internal Revenue Code (including any transition or grandfather rules thereunder).

(b)           If Employee is a specified employee for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, any payment or provision of benefits in connection with a separation from service event (as determined for purposes of Section 409A of the Internal Revenue Code) shall not be made until the earlier of (i) Employee’s death or (ii)  six (6) months after Employee’s separation from service (the “409A Deferral Period”).  In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.  In the event benefits are required to be deferred, any such benefits may be provided during the 409A Deferral Period at Employee’s expense, with Employee having a right to reimbursement from CompuCredit once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(c)           For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Internal Revenue Code.

(d)           For purposes of determining time of (but not entitlement to) payment or provision of deferred compensation under this Agreement under Section 409A of the Internal Revenue Code in connection with a termination of employment, termination of employment will be read to mean a “separation from service” within the meaning of Section 409A of the Internal Revenue Code where it is reasonably anticipated that no further services would be performed after that date or that the level of bona fide services Employee would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.

(e)           For purposes of this Agreement, a specified employee for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code shall be determined on the basis of the applicable 12-month period ending on the specified employee identification date designated by CompuCredit consistently for purposes of this Agreement and similar agreements or, if no such designation is made, based on the default rules and regulations under Section 409A(a)(2)(B)(i) of the Internal Revenue Code.

(f)           Notwithstanding any other provision of this Agreement, CompuCredit shall not be liable to Employee if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A of the Internal Revenue Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPUCREDIT CORPORATION

By: /s/ David G. Hanna
David G. Hanna, Chief Executive Officer

/s/ Krishnakumar Srinivasan
Krishnakumar Srinivasan